EXHIBIT 3.3
                    AMENDMENT TO CERTIFICATE OF INCORPORATION

                    AMENDMENT TO CERTIFICATE OF INCORPORATION

                                       OF

                               MACHINETALKER, INC.


IT IS HEREBY CERTIFIED THAT:

         (1) The name of this Corporation is MACHINETALKER, INC.

         (2) The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on January 30, 2002.

         (3) The amendment to the Corporation's Certificate of Incorporation set forth below has been duly adopted by the Corporation's Board of Directors and a majority of the Corporation's stockholders in accordance with Section 242 of the Delaware General Corporation Law, with the approval of the Corporation's stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.


                                     TENTH:

                  Effective on the date of the recording of this Amendment to Certificate of Incorporation with the Delaware Secretary of State, there shall be a one-for-five split of all issued and outstanding Common Stock of the Corporation such that for every five shares of Common Stock outstanding on such recording date, the shareholder of that Common Stock of record on such recording date shall thereafter own one share of Common Stock.


         IN  WITNESS  WHEREOF,   said   MachineTalker,   Inc.  has  caused  this
Certificate to be signed by duly authorized officers on this 3rd day of April 2009.




                          By:   /s/ Roland F. Bryan
                             --------------------------------------------------
                              Roland F. Bryan, President and Secretary











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